Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (“Agreement”) is made and entered into by and between Redpoint Bio Corporation (“Company”) and Scott Siegel (“Employee”).

WHEREAS, Employee has been employed by the Company as the Vice President of Corporate Development since October 11, 2007, pursuant to an Offer Letter between Company and Employee, dated September 10, 2007 (the “Offer Letter”) (as amended via letter dated December 19, 2008);

WHEREAS, the employment of Employee by Company has been terminated Without Cause as defined in the Offer Letter effective as of February 4, 2009 (the “Termination Date”); and

WHEREAS, in connection with the termination of Employee’s employment with the Company, Employee and the Company desire to evidence the terms of certain agreements that have been reached between Employee and the Company regarding equity and other compensation and payments, on the terms and conditions set forth in this Agreement.

IT IS HEREBY AGREED, by and between Employee and Company, as follows:

1.             In consideration of Employee’s execution and non-revocation of this Agreement, Employee’s agreement to be legally bound by its terms, and Employee’s undertakings as set forth herein, the Company will provide Employee with the severance payment and benefits set forth below:

a.             The Company will pay Employee his base salary at the rate of $222,888 for a period of twelve (12) months (the “Severance Payment”),

commencing within thirty (30) days following the Termination Date, in accordance with the Company’s regular payroll practices (“the Severance Period”).  All requisite statutory withholdings and authorized deductions, will be made from any payments made to Employee pursuant to this Paragraph;

b.             The Company shall provide Employee with medical and dental coverage at the level in effect as of the Termination Date (or generally comparable coverage) for Employee and, where applicable, Employee’s spouse and dependents, on the same terms as such coverage is available to employees of the Company generally, at the same premium rates as may be charged from time to time for employees of the Company generally, as if Employee had continued in employment until the end of the twelve (12) month period following the Termination Date.  The COBRA health care continuation coverage period under section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), or any replacement or successor provision of United States tax law, shall run concurrently with the period of continued coverage following the Termination Date.

c.             Notwithstanding any provision to the contrary in any applicable plan, program or agreement, Employee’s stock options, if any, that are outstanding as of the Termination Date which would have vested and become exercisable during the twelve (12) month period following the Termination Date will become fully vested and exercisable as of the Termination Date.

2.             Other than the payments set forth in Paragraph 1 above, Employee expressly agrees that Employee has been paid all remuneration owed to Employee as a result of Employee’s employment with Company, or the termination of that employment, including but not limited to all accrued salary, vacation pay, bonus pay, profit-sharing, stock options, stock, expenses, termination benefits, accrued or unaccrued commissions, or any other compensation.

3.             Employee, on behalf of himself or herself, and Employee’s heirs, executors, administrators, and/or assigns, does hereby RELEASE AND FOREVER DISCHARGE the Company, together with its parents, subsidiaries, affiliates, predecessors, and successor corporations and business entities, past, present and future, and its and their agents, directors, officers, employees, shareholders, insurers and reinsurers, and employee benefit plans (and the trustees, administrators, fiduciaries, insurers, and reinsurers of such plans) past, present and future, and their heirs, executors, administrators, predecessors, successors, and assigns (collectively, the “RELEASEES”), of and from any and all legally waivable claims, causes of actions, suits, lawsuits, debts, and demands whatsoever in law or in equity, known or unknown, suspected or unsuspected, which Employee ever had, now has or which Employee’s heirs, executors administrators, or assigns hereafter may have from the beginning of time to the date Employee executes this Agreement, and including, without limitation, any claims arising from or relating to Employee’s employment relationship with Company, and the termination of such relationship, including, without limitation, any claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), the Employee

Retirement Income Security Act (“ERISA”), the Family and Medical Leave Act (“FMLA”), the New Jersey Law Against Discrimination (“NJLAD”), the Conscientious Employee Protection Act (“CEPA”), the New Jersey Family Leave Act, the New Jersey Equal Pay Act, the New Jersey Wage and Hour Law, the New Jersey Wage Payment Act, the New Jersey Constitution, the common law of the State of New Jersey, and any and all other federal, state, or local constitutional, statutory, regulatory, or common law causes of action now or hereafter recognized, and any claims for attorneys’ fees and costs.  Nothing in this Agreement shall waive rights or claims that arise after the date that Employee executes this Agreement.

4.             Employee hereby agrees and recognizes that Employee’s employment relationship with Company has been completely severed as of the Termination Date, and that neither Company nor the Releasees have any obligation, contractual or otherwise, to hire, rehire or re-employ Employee in the future.

5.             Employee hereby acknowledges and agrees that Employee previously entered into an Agreement Regarding Confidentiality and Inventions, dated September 10, 2007 (the “Confidentiality Agreement”).  Even if Employee does not sign this Agreement, Employee would still have continuing obligations under the Confidentiality Agreement.  The Confidentiality Agreement is amended as provided in Paragraph 15 below.

6.             Employee has returned to Company all items of property provided by Company for Employee’s use during employment with Company.  Employee has also returned to the Company all documents and materials (in electronic, paper or other form) created or received by Employee in the course of employment with Company, except

Employee’s personal copies of documents evidencing (a) Employee’s hire, compensation rate and payments, benefits, (b) stock options, restricted stock, and documents received as a stockholder and (c) the Offer Letter.

7.             Employee shall not disparage Company, its subsidiaries and parents, and their respective directors, investors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, or make any public statement reflecting negatively on Company, its subsidiaries and parents, and their respective officers, directors, investors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, to third parties including, but not limited to, any matters relating to the operation or management of Company, irrespective of the truthfulness or falsity of such statement, except as may otherwise be required by applicable law or compelled by process of law.  Company shall not disparage Employee or make any public statement reflecting negatively on Employee to third parties, irrespective of the truthfulness or falsity of such statement, except as may otherwise be required by applicable law or compelled by process of law.

8.             Employee represents that Employee does not have any lawsuits, claims, or charges pending against any of the Releasees.  This Agreement is expressly conditioned upon and contingent on the truth of Employee’s representations in this Agreement.

9.             Employee agrees and acknowledges that this Agreement is not, and shall not be construed to be, an admission of any violation of any federal, state or local statute, ordinance or regulation, or of any duty owed by Releasees to Employee, or of any wrongdoing to Employee by Releasees.

10.           With the exception of the agreement referenced in Paragraph 5 above, this Agreement constitutes the entire agreement between Employee and Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to the subject matter hereof, except that Employee acknowledges that neither Company, the Releasees, nor their agents nor attorneys have made any promise, representation or warranty whatsoever, express or implied, written or oral, other than the express written representations herein.  Employee agrees that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement signed by both Employee and Company.

11.           Employee further agrees that, Employee will during the Severance Period, cooperate fully with the Company and its counsel with respect to any matter (including, workplace inquiries, litigation, investigations, or governmental proceedings) in which Employee was in any way involved during his employment with the Company.  Employee shall render such cooperation in a mutually convenient manner on reasonable notice from the Company.

12.           In the event that any one or more provisions (or portion thereof) of this Agreement is held to be invalid, unlawful or unenforceable for any reason, the invalid, unlawful or unenforceable provision (or portion thereof) shall be construed or modified so as to provide Releasees with the maximum protection that is valid, lawful and enforceable, consistent with the intent of Company and Employee in entering into this Agreement.  If such provision (or portion thereof) cannot be construed or modified so as to be valid, lawful and enforceable, that provision (or portion thereof) shall be construed as narrowly as possible and shall be severed from the remainder of this Agreement (or provision), and the remainder shall remain in effect and be construed as broadly as possible, as if such invalid, unlawful or unenforceable provision (or portion thereof) had never been contained in this Agreement.

13.           This Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and specifically, with the “separation pay exemption” and “short-term deferral exemption” of section 409A of the Code, and shall in all respects be administered in accordance with section 409A of the Code.  If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on Employee under section 409A of the Code, then such payment or benefit shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under the Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs.  To the extent that any provision of the Agreement would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Agreement to fail to satisfy the requirements of section 409A, such provision shall be deemed null and void to the extent permitted by applicable law.  In no event shall Employee, directly or indirectly, designate the calendar year of payment.

14.           Employee further certifies and acknowledges that:

                                (a)           Employee has read the terms of this Agreement and understands its terms and effects, including the fact that Employee has agreed to RELEASE AND FOREVER DISCHARGE the RELEASEES from any and all claims as set forth in Paragraph 3 above;

                                (b)           Employee has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Employee acknowledges is adequate and satisfactory;

                                (c)           The payments, benefits, promises and undertakings performed, and to be performed, as set forth herein exceed and are greater than the payments and benefits, if any, to which Employee would have been entitled had Employee not executed this Agreement;

                                (d)           Releasees have advised Employee, through this document, to consult with an attorney concerning this Agreement prior to signing this Agreement;

                                (e)           Employee has the right to consider this Agreement for a period of forty-five (45) calendar days from receipt prior to entering into this Agreement and Employee has signed on the date indicated below after concluding that the Agreement is satisfactory;

                                (f)            Employee has the right to revoke this Agreement for a period of seven (7) calendar days following Employee’s execution of this Agreement by giving written notice to the Company to the attention of Scott Horvitz, Redpoint Bio Corporation, 7 Graphics Drive, Ewing, NJ 08628 (facsimile no. 609-637-0126), and that this Agreement shall not be effective or enforceable until this seven-day period has expired; and

                                (g)           Employee has been provided with Exhibits A and B hereto, which provide the class, unit, or group of individuals covered by the applicable program, any eligibility factors for such program, and any time limits applicable to such program; the job titles and ages of all individuals eligible or selected for the program; and the job titles and ages of all individuals in the same job classification or organizational unit who are not eligible or selected for the program.

15.           Company and Employee agree to modify the Confidentiality Agreement as follows:  Paragraph 6, sections a and b are deleted in their entirety and replaced with the following: “  (a) Engage in a business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor or otherwise, except as holder of not more than 1% of the outstanding stock of a publicly-held company) whose primary purpose is the business of research and development of TRPM5 modulating compounds for foods, beverages, pharmaceuticals, nutritionals and oral care products (a “Competing Business”), provided, however, that nothing in this paragraph (a) shall prohibit Employee from engaging in a unit, division or segment of a Competing Business so long as such unit, division or segment would not, by itself, be a Competing Business and the Employee does not directly support any of the activities comprising the Competing Business.

(b) Either alone or in association with others (i) solicit, recruit, induce, or attempt to solicit, recruit or induce, or permit any organization directly or indirectly controlled by the Employee to solicit, recruit, induce, or attempt to solicit, recruit or induce an employee of the Company to leave the employ of the Company, or (ii) solicit, recruit, induce, or attempt to solicit, recruit or induce for employment or hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Employee to solicit, recruit, induce or attempt to solicit, recruit or induce for employment or hire or engage as an independent contractor, any person who is or was employed or engaged as an independent contractor by the Company at any time during the term of the Employee’s employment with the Company.”

IN WITNESS WHEREOF, and intending to be legally bound hereby, Employee and Company hereby execute the foregoing Confidential Separation Agreement and General Release.

Dated:  February 26, 2009

/s/ Scott Siegel	/s/ Scott Horvitz
Scott Siegel	By: Scott Horvitz
Chief Financial Officer
Redpoint Bio Corporation